Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Steven Alsene

Interim Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Responds To FDA Warning Letter

ORLANDO, FLA. – August 14, 2006 - Rotech Healthcare Inc. (NASDAQ: ROHI) (the “Company”) today reported that on August 10, 2006, it received a warning letter from the Food and Drug Administration (FDA) relating to its subsidiary, Pulmo-Dose, Inc. The warning letter states that Pulmo-Dose’s compounding of formulations of budesonide, albuterol/ipratropium, and formoterol/budesonide exceeds the scope of the practice of pharmacy and that Pulmo-Dose is operating as a pharmaceutical manufacturer and not a pharmacy engaged in extemporaneous compounding.

While the Company disagrees with the FDA’s assertions, in response to this FDA warning letter, the Company intends to immediately commence the development, in partnership with its patient’s physicians, of a process to switch patients currently taking these compounded products to drug products that are commercially available, where clinically appropriate. In addition, the Company reports that it will not accept any new prescriptions for these compounded products. The Company estimates that the process of switching approximately 30,000 patients to commercially available drug products will take several months to complete.

Philip L. Carter, President and Chief Executive Officer, commented that, “assuming that the lower reimbursement rates for compounded budesonide that we previously announced remain unchanged and that all of our patients currently taking compounded products were switched today to drugs that are commercially available, we estimate that such conversion would result in an increase in Medicare reimbursement and projected annual gross revenue of approximately $60 million and an increase in projected annual pre-tax profit of up to approximately $10 million. We are preparing our formal response to the warning letter and remain committed to working with the FDA to resolve this matter.”

As previously reported, the Company’s Pulmo-Dose pharmacy in Murray, Kentucky dispenses compounded preparations of drug products that are not commercially available, based upon a patient’s individual need and at a physician’s specific request. Pharmacy compounding, or the preparation of a dosage, combination or variation of a drug that has not been approved by the FDA, is considered to be within the practice of pharmacy and is regulated primarily under state law. In May 2002, the FDA issued a Compliance Policy Guide for Staff and Industry, Section 460.200, setting forth the FDA’s enforcement policy on pharmacy compounding.

The FDA’s warning letter indicates that some of the activities that the Company considers to be compounding are considered by the FDA to constitute the manufacturing of a new drug. The FDA’s warning letter also indicates that the FDA has disagreed with the Company’s position that it is not a drug manufacturer and has alleged that the Company’s compounding operations relating to these products are not in compliance with all applicable regulatory requirements. Based on the warning letter, the FDA could require the Company to discontinue its compounding activities for these and other products, and the Company could be subject to enforcement action, including temporary or permanent suspension of part or all of its compounding operations or seizure of part or all of its compounded formulations.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 490 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid, including, without limitation, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the uncertainties relating to inhalation drug reimbursement; the collectibility of the Company’s accounts receivable; healthcare reform and the effect of changes in federal and state healthcare regulations generally; ability to complete a refinancing of the outstanding amounts under the Company’s credit agreement on acceptable terms; whether the Company will be able to successfully implement a process to switch patients to commercially available drug products and whether a significant number of patients will ultimately switch; the impact of switching patients to commercially available drug products on the Company’s revenue and profit; whether the Company will be subject to enforcement action or other negative actions in connection with the FDA’s warning letter; whether the Company will be subject to additional regulatory restrictions or penalties; compliance with various settlement agreements and corporate compliance programs established by the Company; compliance with confidentiality requirements with respect to patient information; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, beliefs, projections or expectations only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.